Exhibit 3.1
Certificate of Limited Partnership
of
Mid-Con Energy Partners, LP
     This Certificate of Limited Partnership of Mid-Con Energy Partners, LP (the “Partnership”) is executed and filed pursuant to the provisions of Section 17-201 of the Delaware Revised Uniform Limited Partnership Act, as amended (the “Act”), by Mid-Con Energy GP, LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership. The General Partner DOES HEREBY CERTIFY as follows:
1.	The name of the limited partnership is Mid-Con Energy Partners, LP

2.	The address of the registered office of the Partnership in the State of Delaware and the name and address of the registered agent of the Partnership required to be maintained by Section 17-104 of the Act at such address are as follows:

Name and Address of Registered	Address of
Agent	Registered Office
The Corporation Trust Company Corporation Trust Center 1209 Orange Street Wilmington, DE 19801	Corporation Trust Center 1209 Orange Street Wilmington, DE 19801
3.	The name and business address of the General Partner are as follows:
Mid-Con Energy GP, LLC
2431 E. 61st Street, Suite 850
Tulsa, Oklahoma 74136
[Signature Page Follows]

     IN WITNESS WHEREOF, the General Partner has executed this Certificate of Limited Partnership as of the 27th day of July, 2011.

General Partner: MID-CON ENERGY GP, LLC
By:	/s/ Charles R. Olmstead
	Name:	Charles R. Olmstead
	Title:	Chief Executive Officer